Exhibit 10.41

OLD DOMINION ELECTRIC COOPERATIVE

AMENDED AND RESTATED

SEVERANCE PAY PENSION RESTORATION PLAN

WHEREAS, Old Dominion Electric Cooperative (the “Cooperative”) has previously adopted the Severance Pay Pension Restoration Plan for the benefit of certain employees of the Cooperative who may have the need for supplemental payments to them upon severance of employment with the Cooperative because of limitations in the federal pension law relating to allowable payments from qualified pension plans; and

WHEREAS, the Cooperative wishes for the payments that would otherwise be paid in pension benefits to be paid by the Cooperative as severance pay benefits, to the extent allowed by this plan and as provided in existing federal regulations.

NOW THEREFORE, the Cooperative adopts this amended and restated Severance Pay Pension Restoration Plan (the “Severance Pay PRP”), effective January 1, 2015, as provided below:

1. Incorporation of Definitions. Unless otherwise defined in quotations in parentheticals, capitalized terms used herein shall have the meaning set forth in the amended and restated Deferred Compensation Pension Restoration Plan (the “Deferred Compensation PRP”), effective January 1, 2015.

2. Participation. The Participants in the Severance Pay PRP who shall be eligible for benefits shall be the individuals designated in writing by the Board as Participants and listed on Schedule A (List of Grandfathered Participants) under the Deferred Compensation PRP whose compensation, as defined by the RS Plan, exceeds the applicable limitations under Section 415 and/or 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), and who, on their Normal Retirement Date, or such other date as may be designated by the Board, have a Pension Limitation applied to reduce the amount of payment that would otherwise be payable by the RS Plan.

3. Benefit Payment.

(a) The benefit payable with respect to a Participant under the Severance Pay PRP is the lesser of the Pension Limitation and the Severance Pay Limit as such terms are defined in the Deferred Compensation PRP. For convenience, these definitions are repeated here:

(i) The “Pension Limitation” is the difference between the single sum equivalent of (i) the Participant’s accrued benefit from the RS Plan as calculated by NRECA without limitations provided in Sections 401(a)(17) and 415 of the Code, and (ii) the Participant’s accrued benefit from the RS Plan as calculated by NRECA after application of the limitations of Sections 401(a) (17) and 415 of the Code, each of which is calculated at the time a Participant is entitled to a payment hereunder. For purposes of determining a Participant’s Pension Limitation, the definitions and rules in the RS Plan shall apply to this Plan, unless otherwise provided herein. For example, a Participant’s final average pay shall be based on “Final Average Pay” as defined in the RS Plan.

(ii) The “Severance Pay Limit” is an amount equal to the lesser of (i) the frozen benefit under this Severance Pay PRP, or (ii) twice the Participant’s Annual Compensation for the year immediately preceding the year in which the earlier of the Participant’s termination of employment with the Cooperative less the amount of any other severance pay benefits paid by the Cooperative to the Participant.

(b) The benefit of a Participant under the frozen Severance Pay PRP pursuant to Section 9 shall be determined based on the age and service and final average Effective Salary of the Participant under the RS Plan as of the date of the freeze and on compensation (for purposes of the Severance Pay Limit) as of the December 31 which coincides with, or immediately precedes the date the Severance Pay PRP is frozen. The Cooperative is solely responsible for determining the maximum allowable severance pay accumulation.

(c) The calculation of the Participant’s pension benefit from the RS Plan shall include amounts paid from the RS Plan in cash to the Participant or his Beneficiary, amounts transferred to an individual retirement account or annuity for the benefit of the Participant or Beneficiary, and transferred to the Participant’s account in the ODEC and VMDAEC 401(k) Plan.

(d) If the Cooperative has any stock which is publicly traded on an established securities market or otherwise, then distributions to a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) shall not be made before the date that is six months after the date of separation of service (or, if earlier, the date of death).

4. Timing of Payment.

(a) The Severance Pay PRP benefit accrued prior to January 1, 2005, and payable to the Participant shall be governed by and payable pursuant to the terms of the Severance Pay PRP in effect on December 31, 2004. Severance Pay amounts accrued between January 1, 2005 and July 1, 2006, the date Severance Pay PRP participation and benefit accruals were frozen, shall be paid in 24 monthly installments pursuant to the terms of the Severance Pay PRP as amended and restated effective July 1, 2006 to comply with Section 409A of the Code (the “2006 Severance Pay PRP”). All payments will begin no later than 60 days following the Participant’s separation from service with the Cooperative. For this purpose, a separation from service shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code. All Severance Pay benefits will be fully distributed to the Participant no later than the 24th month following the month of the Participant’s separation from service.

(b) The Cooperative shall make arrangements to satisfy any federal, state or local income tax withholding requirements, employment taxes, or other requirements applicable to the granting, crediting, vesting, or payment of benefits under the Severance Pay PRP. There shall be deducted from any payment under the Severance Pay PRP or any other compensation payable to the Participant all taxes which are required to be withheld by the Cooperative in respect to such payment or the Severance Pay PRP. Determining withholding and payment of taxes shall be the responsibility of the Cooperative and not NRECA.

5. Form of Payment.

(a) The Cooperative elected in the 2006 Severance Pay PRP that the form of payment for the portion of the Severance Pay Benefit accruing after December 31, 2004 shall be paid in equal monthly payments with the last payment made within 24 months of the Participant’s termination of employment. Such election shall not be modified and must remain in full force and effect.

(b) Notwithstanding the provisions of the 2006 Severance Pay PRP regarding the manner in which benefits earned after 2004 shall be paid, the terms of the Severance Pay PRP in effect on December 31, 2004 will govern the payment of Severance Pay benefits earned before January 1, 2005.

6. Severance Pay Plan. This Plan is adopted by the Cooperative with the intention that the Severance Pay PRP is a bona fide severance pay plan as provided in Section 457(e)(11) of the Code. In the event that the Secretary of the Treasury issue any regulations that render this Plan not to be a bona fide severance pay plan as provided in Section 457(e)(11) of the Code and benefits under the Plan become includable in the income of the Participants, then no Participant shall accrue any additional benefits under the Severance Pay PRP after the date such Treasury Regulations shall affect whether the Severance Pay PRP is a bona fide severance pay plan.

7. Plan to Comply with Code Section 409A. Notwithstanding any provision to the contrary in this Severance Pay PRP, each provision in this Severance Pay PRP shall be interpreted to permit the deferral of compensation in accordance with Section 409A of the Code and any provision that would conflict with such requirements shall not be valid or enforceable.

8. Termination and Amendment. The Board of Directors of the Cooperative may amend any or all provisions of this Plan at any time by written instrument identified as an amendment effective as of a specified date. The Severance Pay PRP may be terminated in whole or in part at any time by action of the Board. However, no such termination or amendment shall reduce any benefit accrued by a Participant in this Plan prior to the effective date of the termination or amendment. Notwithstanding the foregoing, in the event of the death of the Participant the amount of the vested benefit under the Severance Pay Plan shall be determined using the same methodology as applied to the calculation of the death benefit from the RS Plan.

9. Frozen Benefit. The 2006 Severance Pay PRP included the provisions that, on and after July 1, 2006, no new Participants shall become eligible to participate in the Severance Pay PRP, and no benefits shall accrue under the Severance Pay PRP. The freeze of participation and benefit accrual continues under this 2015 amendment and restatement of the Severance Pay PRP.

10. Assets of the Severance Pay PRP and Benefit Payments. The benefits under this Severance Pay PRP shall be payable from the general assets of the Cooperative. The Cooperative may elect to place assets in a grantor trust to provide itself with a source of funds to meet its liabilities under the Severance Pay PRP, provided that the assets of such trust remain subject to the general creditors of the Cooperative. No part of the Participant’s benefit shall be liable for the debts, contracts, or engagements of any Participant, nor shall a Participant’s benefit be subject to execution, levy, attachment, or garnishment. No Participant (or his or her successor or assigns) shall have any right to alienate, anticipate, sell, transfer, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

11. General Administrative Powers and Duties.

(a) General administration of the Severance Pay PRP shall be placed in the Board. The Board shall have the power to take all actions required to carry out the provisions of the Severance Pay PRP and shall further have the following powers and duties which shall be exercised in a manner consistent with the provisions of the Severance Pay PRP:

(i)	To construe and interpret the provisions of the Severance Pay PRP and make rules and regulations under the Severance Pay PRP to the extent deemed advisable by the Board;

(ii)	To decide all questions as to eligibility to become a Participant in the Severance Pay PRP and as to the rights of Participants under the Severance Pay PRP;

(iii)	To file or cause to be filed all such reports and other statements as may be required by any federal or state statute, agency or authority for the Severance Pay PRP; and

(iv)	To do such other acts as it deems reasonably required to administer the Severance Pay PRP in accordance with its provisions or as may be provided for or required by law for the Severance Pay PRP.

(b) Notwithstanding any provision of this Plan, NRECA is the sole authority with respect to application of any credit to the Cooperative as an offset to the Cooperative’s RS Plan billings. NRECA may reduce or eliminate the amount of any credit if in its judgment the PRP benefit is not applicable or fully funded as a result of actions by the Cooperative, for example, an unreasonable increase in a Participant’s compensation in years preceding the date the Participant’s substantial risk of forfeiture lapses, or if the Cooperative approves participation of an employee who does not satisfy eligibility requirements under this Plan and federal law. This authority is limited to funding by the RS Plan and shall not be interpreted or construed as discretion with respect to this Plan.

12. Grant of Discretion. In discharging the duties assigned to it under the Severance Pay PRP, the Board and its delegates have the discretion and final authority to interpret and construe the terms of the Severance Pay PRP; to determine coverage and eligibility for and amount of benefits under the Severance Pay PRP; to adopt, amend, and rescind rules, regulations and procedures pertaining to its duties under the Severance Pay PRP and the administration of the Severance Pay PRP; and to make all other determinations deemed necessary or advisable for the discharge of its duties or the administration of the Severance Pay PRP. The discretionary authority of the Board and its delegates is final, absolute, conclusive and exclusive, and binds all parties so long as exercised in good faith. Any judicial review of any decision of the Board or its delegates shall be limited to the arbitrary and capricious standard of review.

13. Claim Adjudicator. All claims for benefits under the Severance Pay PRP shall be determined by the Cooperative, which shall be the administrator and named fiduciary of the Severance Pay PRP for purposes of Section 503 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to adjudication of such claims for benefits under the Severance Pay PRP.

14. Claim Procedure. Upon the submission of a claim for benefits under the Severance Pay PRP to the Cooperative, notice of a decision with respect to the claim shall be furnished within 90 days. If circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Cooperative to the claimant prior to the expiration of the initial 90 day period. The notice of extension shall indicate the circumstances requiring the extension and the date by which the notice of the decision with respect to the claim shall be furnished. Commencement of benefit payment shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim is wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the claimant and shall set forth (a) the reason or reasons for the denial, (b) specific reference to pertinent provisions of the Severance Pay PRP on which the denial was based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) an explanation of the claims review procedure. If the claimant is not notified of the decision in accordance with this Section, such claim shall be deemed denied and the claimant shall then be permitted to proceed with the claims review procedure provided below.

15. Claims Review Procedure.

(a) Within 90 days following receipt of notice of a claim denial, or within 90 days following close of the 90 day period referred to in Section 14, the claimant must file an appeal of the denial of a claim in writing with the Board requesting a review of such denial.

(b) Prior to a decision on the appeal by the Board, the claimant or the claimant’s duly authorized representative may review pertinent documents and submit issues and comments in writing for consideration. The issues and comments submitted by a claimant or the claimant’s duly authorized representative shall supplement the administrative record on which the appeal is to be decided and should contain all of the additional information the claimant wishes to be considered in the review.

(c) Within 60 days following receipt of an appeal, the Board shall render a written decision. If circumstances require an extension of time for reviewing an appeal, written notice of the extension shall be furnished to the claimant or the claimant’s authorized representative prior to the commencement of the extension. If an extension of time is elected, the Board shall render its decision within 120 days after receipt of the appeal.

(d) The Board’s decision on the appeal shall be in writing, worded in a manner calculated to be understood by the claimant, and shall set forth the reason or reasons for the decision and specific reference to pertinent provisions of the Severance Pay PRP on which the decision is based.

(e) Any action brought for judicial review of the Board’s decision may be made only after the claims review process is completed and must commence within one year of the date on which the Board renders its final decision to the claimant in writing.

16. Notices.

(a) The Cooperative shall notify NRECA in writing upon the occurrence of any of the following events:

(i)	The payment of any benefits to a Participant in the Severance Pay PRP, including the amount and time of the benefit payment;

(ii)	The adoption, amendment or termination of the Severance Pay PRP, including a copy of the signed Plan as adopted or amended and the Board resolution authorizing such action or the resolution authorizing the termination of the Severance Pay PRP; and

(iii)	The request for the application of a credit to the RS Plan.

(b) All notices sent to NRECA shall be mailed to:

Debi Strong

Deferred Compensation Products Group

Insurance & Financial Services Department

National Rural Electric Cooperative Association

4301 Wilson Boulevard

Arlington, Virginia 22203

17. No Right to Employment. Nothing in the Severance Pay PRP shall constitute, nor be interpreted to constitute, a promise or representation of the employment or continued employment of any individual by the Cooperative or other entity.

18. No Waiver or Estoppel. No term, condition or provision of the Severance Pay PRP shall be deemed to have been waived, and there shall be no estoppel against the enforcement of any provision of the Severance Pay PRP, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

19. Misstatements of Information. In the event of any misstatement of any fact affecting benefits and eligibility for benefits, the true facts shall be used to determine eligibility and benefits.

20. Applicable Law. The provisions of this Plan shall be construed according to the laws of the Commonwealth of Virginia, except as preempted by Federal law and in accordance with the Code and ERISA.

IN WITNESS WHEREOF, the Cooperative has caused this document to be executed, to be effective as of January 1, 2015.

OLD DOMINION ELECTRIC COOPERATIVE

Date: 12/2/2014	By:	/s/ Jackson E. Reasor